**	Portions of this exhibit have been omitted pursuant to Syntel’s request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

EXHIBIT 10.2

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FIRST AMENDMENT TO THE SHAREHOLDERS AGREEMENT

This First Amendment to the Shareholders Agreement (this “Amendment”) is made on this 30th day of August, 2006, by and among

(1)	STATE STREET INTERNATIONAL HOLDINGS, a company organized under the authority of Chapter 167F, Section 2(6) of the Massachusetts General Laws and Section 25A of the Federal Reserve Act, as amended, with its principal office at 225 Franklin Street, Boston, Massachusetts 02110, USA (“State Street”);

(2)	SYNTEL DELAWARE, LLC, a company incorporated under laws of the State of Delaware, and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, USA (“Syntel”); and

(3)	STATE STREET SYNTEL SERVICES (MAURITIUS) LIMITED, formerly known as Syntel Solutions (Mauritius) Limited, a company incorporated in Mauritius, and having its registered office at 2nd Floor, Fairfax House, No. 21 Mgr. Gonin Street, Street, Port Louis, Republic of Mauritius (the “Company”).

WHEREAS

A.	The parties hereto are parties to a Shareholders Agreement dated as of February 1, 2005 (the “Shareholders Agreement”).

B.	The parties hereto have agreed to amend the Shareholders Agreement upon the terms and subject to the conditions specified herein.

NOW THEREFORE, in consideration of this and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AMENDMENTS

A.	On and from the date of execution of this Amendment, the following terms set forth in Section 1.1 of the Shareholders Agreement shall be amended to read and shall stand in their entirety as follows:

“Call Offer Price” means the price equivalent to **

“Constitution” means the Constitution of the Company as amended from time to time;”

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“Fiscal Year End” means the year beginning on January 1 of each year and terminating on December 31 of the immediately succeeding year;”

“MSA” means that certain Master Services Agreement by and among SSI, State Street and Syntel, Inc., a Michigan Corporation with its principal office located at 525 E. Big Beaver, 3rd Floor, Troy, Michigan 48083, United States of America;”

“Related-party contract” means a contract between a company or any of its subsidiaries or affiliates of any of them, and a director, officer or shareholder of the Company or any of its subsidiaries, or affiliates of any of them; or any arrangements pursuant to which a company, or any of its subsidiaries, or affiliates of any of them, and a director, officer or shareholder of the Company or any of its subsidiaries or affiliates of any of them each invests in, or provides finance to another undertaking or asset;”

“SSI Nominee Shareholders” has the meaning given to such term in Section 13.2.2 of this Amendment;”

“Subscription Agreement” means the agreement dated as of February 1, 2005 by and among State Street, Syntel and the Company as the same may be amended from time to time;”

Any and all terms not amended pursuant to this Amendment shall be defined in accordance with the Shareholders Agreement.

B.	On and from the date of execution of this Amendment, Section 4.1 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“4.1	Financing the Company **

C.	On and from the date of execution of this Amendment, Section 6.1 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“6.1	Action by the Board

Each Class A Director and each Class B Director shall be entitled to 1 vote. The Board shall act by majority vote, except in relation to any matter listed out in Schedule 4 in which case no decision or action shall be taken unless the votes cast by all of the Directors approve such matter, and except as may be

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prohibited by law. Subject to overall supervision by the Board so as to maintain the tax residency status of the Company, the Board may delegate any of its powers to committees consisting of such member or members of its body as it thinks fit.”

D.	On and from the date of execution of this Amendment, Section 6.2 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“6.2	Directors

The Board shall consist of ** Directors (or such number as a majority of the Board may determine from time to time, provided, however, that the number of Directors shall in no event be less than 3 nor more than 11 ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class A Shareholder and considered Class A Directors and ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class B Shareholder and considered Class B Directors. Once nominated, the Shareholders agree to take all action necessary or desirable so as to cause the number of directors and the members of the Board to be as set forth herein and in the constituent documents of the Company. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the relevant nominating Shareholder, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company. For the avoidance of doubt, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Business, or is guilty of fraud, dishonesty or any criminal offence (save for minor road traffic offences).”

E.	On and from the date of execution of this Amendment, Section 6.5 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“6.5	Board Meetings

Board meetings shall be held at the registered office of the Company and the Board shall meet at least once in every calendar quarter, or as otherwise prescribed by law, and any gap between each meeting shall not exceed 5 (five) calendar months. Except as otherwise agreed by all the Directors:

6.5.1	Board meetings shall be convened by any Director or the Company Secretary by not less than 5 Business Days’ notice, or where the particular circumstances require a shorter period, such shorter period as the circumstances reasonably require, sent to each Director;

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6.5.2	notice shall be sent to each Director to the address, fax number and/or e-mail address notified to the Company for these purposes;

6.5.3	each notice of a Board meeting shall be accompanied by a full agenda and all supporting papers;

6.5.4	each Board meeting shall deal with the business set out in the agenda which accompanied the notice convening that Board meeting and, in the event any other business is raised at such meeting, it shall only be considered to the extent it is so approved by at least one Class A Director and one Class B Director (who are not also Mauritian resident Directors);

6.5.5	minutes of each meeting of the Board shall be taken and kept by the Company Secretary in the books of the Company. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member has not been present at the meeting, copies of all papers considered by the Board at the meeting shall be sent to him with the minutes;

6.5.6	any Director may participate in a Board meeting by means of a telephone or video conference, and the Chairman may appoint any Director who is physically present in Mauritius to chair any such meeting; provided that if the Chairman of the Board is not present at a meeting, and where a chairman of the meeting has not been appointed by the Chairman of the Board, the Directors present may choose one of their number to be chairman of the meeting; and

6.5.7	notwithstanding any other provisions of this Section 6, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.

F.	On and from the date of execution of this Amendment, Section 6.6 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“6.6	Quorum

The quorum for a Board meeting shall be one Mauritius resident Class A Director and one Mauritius resident Class B Director or their alternates present in Mauritius in person and one Class A Director and one Class B Director (neither of whom shall be a Mauritius resident Director), present in person or their alternates participating by means of telephone or video conference. If within 30 minutes of the time appointed for a Board meeting there is no quorum, the Director(s) present shall adjourn the meeting to such date, time and place as they may determine, provided that at such adjourned meeting the quorum requirement shall be two Mauritian resident Directors or their

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alternates, present in person in Mauritius.”

G.	On and from the date of execution of this Amendment, Section 6.7 of the Shareholders Agreement shall amended to read and shall stand in its entirety as follows:

“6.7	Board Committees

Subject to the Constitution and Schedule 4 hereto, the Board may function through one or more committees, comprised of Board and non-Board members, as the Board deems appropriate, provided that no meeting of any such committee shall be validly constituted unless a prior written notice of such meeting is provided to all committee members, including a nominee of each of the Class A and Class B Shareholders. Every such notice of a meeting shall specify the place and the day and hour of the meeting and shall contain a statement of the business to be transacted thereat.”

H.	On and from the date of execution of this Amendment, Section 6.10 of the Shareholders Agreement shall amended to read and shall stand in its entirety as follows:

“6.10	Directors’ Expenses

The Company may, at the sole discretion of the Board, reimburse each Director for all reasonable travel, hotel and other expenses incurred by that Director in attending Board and committee meetings or otherwise in representing the Company.”

I.	On and from the date of execution of this Amendment, Section 7.2 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“7.2	Quorum for Shareholder Meetings

The quorum for a Shareholders’ meeting of the Company shall be an authorized representative or authorized representatives together representing Shareholders holding more than 51% of the Company’s share capital having a voting right. If within 30 minutes of the time appointed for a Shareholders’ meeting of the Company there is no quorum, the meeting shall be adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the directors may appoint provided that at such adjourned meeting the quorum shall be an authorized representative or representatives together representing a member or members holding more than 51% of the Company’s share capital having a voting right, present in person or represented by proxy(ies).”

J.	On and from the date of execution of this Amendment, Section 7.3 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as

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follows:

“7.3	Chairman of Shareholder Meetings

The chairman of any Shareholders’ meeting of the Company shall be the Chairman of the Board and shall not be entitled to a second or casting vote. In the event the Chairman is absent from any Shareholders’ meeting, the Shareholders present at that meeting shall elect a chairman to act as such at that meeting.

K.	On and from the date of execution of this Amendment, Section 10.1 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“10.1	List of Veto Matters

The Company agrees, so far as it lawfully may, and the Shareholders agree to procure, so far as is within their powers as Shareholders or under this Agreement, that the matters listed in Schedule 4 shall require and shall only be implemented if the Company shall have received the prior written consent of all Shareholders.”

L.	On and from the date of execution of this Amendment, Section 11.7 of the Shareholders Agreement shall be amended to read and shall stand in its entirety as follows:

“11.7	State Street’s Right to Call

Notwithstanding Section 11.1 of this Agreement, State Street shall, effective from the date following the 5th (Fifth) anniversary of the execution of this Agreement and at any time (and from time to time) thereafter, have the right to give notice (such notice being referred to in this section as the “Call Notice”) to Syntel, containing an offer by State Street to (a) purchase all, but not less than all, of the Shares of the Company owned by Syntel, its Affiliates or its designees at that time at the Call Offer Price and, (b) purchase, at a price not exceeding the aggregate of the face value of such shares, any stamp duty payable under the then applicable laws and any transfer fees payable under the articles of association of SSI (“SSI Offer Price”), all, but not less than all, of the nominee shares of SSI held by Syntel, its Affiliates, its designees, or nominees at that time (the “Call Offer to Purchase”). Within 15 Business Days of the Call Notice being given (the “Call Offer Period”), Syntel shall accept the Call Offer to Purchase by giving notice of such acceptance to State Street and Syntel shall (i) sell and State Street or any of its Affiliates shall purchase all of the Shares of the Company beneficially owned by Syntel at such time at the Call Offer Price and, (ii) sell and State Street or any of its Affiliates incorporated outside India shall purchase all of the nominee shares of SSI held by Syntel, its Affiliates, its designees, or nominees at such time at the SSI Offer Price. The transaction of purchase and sale shall be completed

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within 30 Business Days of the expiry of the Call Offer Period, subject to the receipt of applicable regulatory, governmental or corporate approvals and/or filings that may be required under applicable laws.”

M.	On and from the date of execution of this Amendment, the following Sections 13.2, 13.3 and 13.4 shall stand included after Section 13.1 of the Shareholders Agreement:

“13.2	Representative for SSI General Meetings

13.2.1	At any general meeting of the shareholders of SSI, the authorized representative of the Company who shall be duly appointed by the Board to represent the Company at any such meeting shall always be a nominee of the Class A Shareholder.

13.2.2	In respect of the shareholders of SSI other than the Company (each an “SSI Nominee Shareholder,” and collectively, the “SSI Nominee Shareholders”), each of the Class A Shareholder and the Class B Shareholder shall, and shall cause the Company to ensure that (a) each of the SSI Nominee Shareholders is and always shall be either a nominee of the Class A Shareholder or a nominee approved by the Class A Shareholder, (b) each SSI Nominee Shareholder shall not transfer any share held by such SSI Nominee Shareholder in SSI without the prior consent of each of the directors nominated by the Class A and Class B Shareholders on the SSI Board, and (c) each SSI Nominee Shareholder is and always shall be a Person outside of India. A purported transfer of any of the shares of SSI held by a SSI Nominee Shareholder in contravention of the terms of this Section 13.2.2 shall be deemed to be null and void and shall not be recognized by the Company or the Board. For purposes of this section 13.2.2, “Person” shall mean a corporation or any other entity formed outside of India.”

“13.3	SSI Board

13.3.1	The SSI Board shall consist of no more than eleven (11) directors (or such number as a majority of the Board may determine from time to time, provided, however that the number of Directors of the SSI Board shall in no event be less than 3 nor more than 11, and provided ** of whom shall the nominees of the Class A Shareholder, and ** directors shall be the nominees of the Class B Shareholder.

13.3.2	**

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13.3.3	Each of the Class A Shareholder and the Class B Shareholder agree to cause the Company and the Company shall vote the shares of SSI held by it to elect and appoint as directors on the SSI Board, the nominees of the Class A Shareholder and the nominees of the Class B Shareholder in the proportion set forth in Section 13.3.1 and Section 13.3.2 hereinabove.”

“13.4	Transfer of any shares of SSI

The Company shall not transfer any share of SSI held by it in SSI without the prior written consent of each of the nominees of the Class A and Class B Shareholders on the Board. A purported transfer of any of the shares of SSI held by the Company in contravention of the terms of this Section 13.4 shall be deemed to be null and void and shall not be recognized by the Company or the Board.”

N.	On and from the date of execution of this Amendment, Schedule 4 of the Shareholders Agreement shall be amended to read and shall stand its entirety as follows:

“SCHEDULE 4

Veto Matters

The following decisions, actions and resolutions of the Board shall require the vote of all of the Directors and subject to Section 10.1 as amended, the prior written approval of all Shareholders:

(a)	any sale by the Company of all or substantially all of its assets or shares, or any reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with another entity;

(b)	any acquisition of all or substantially all of the assets or shares of another entity;

(c)	any liquidation, dissolution or winding up of the Company;

(d)	the authorization or creation of any shares of the Company;

(e)	repurchase or redemption of any shares of the Company;

(f)	any amendment to the Constitution of the Company or the Memorandum of Association or Articles of Association of Syntel Sourcing Private Limited;

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(g)	any increase or decrease in the number of Directors that shall constitute the Board;

(h)	any material change in the nature of the business of the Company;

(i)	any change in the name of the Company or any assumed name of the Company;

(j)	any incurrence of indebtedness in excess of U.S. ** or equivalent amount in other currencies;

(k)	any capital expenditures in any calendar year in excess of U.S. ** or equivalent amount in other currencies;

(l)	any material change in the manner that the Company maintains its books and records of account;

(m)	the establishment of any committee of the Board and the functions and powers of such committees, including any change in the make-up or powers of any such committee of the Board;

(n)	the declaration or payment of any dividend or distribution;

(o)	the recommendation of any increase in the share capital of the Company by such sum, to be divided into shares of such amount, as may be specified in the resolutions;

(p)	the recommendation of any consolidation and division of all or any of the Company’s share capital into shares of larger amount than its existing shares;

(q)	the recommendation of any sub-division of its existing shares or any of them into shares of smaller amount than exist at the time of any such recommendation;

(r)	the recommendation of any cancellation of any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

(s)	the recommendation of any reduction in any manner and with, and subject to, any incident authorized and consent required by law, (i) the Company’s share capital; (ii) any capital redemption reserve account; or (iii) any share premium account;

(t)	the recommendation of the buy-back of any number of the Company’s issued and outstanding shares;

(u)	any matter related to the creation of or transfer of any equity or other shares; and

(v)	the approval of any and all Related-party contracts.

2.	BINDING COMMITMENT

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Notwithstanding any other provision of the Shareholders Agreement, the agreement and obligations of the parties to this Amendment contained in Section 1 hereinabove shall be legally binding upon the parties hereto and enforceable against the parties hereto in accordance with its terms. This Amendment shall constitute a legally binding contract among the parties hereto.

3.	OTHER PROVISIONS

Except as set forth in this Amendment, all of the other terms and provisions of the Shareholders Agreement shall remain unmodified and continue to have full force and effect in accordance with their respective terms.

4.	COUNTERPARTS

This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. A facsimile transmission of the executed signature page of this Amendment by a party hereto shall constitute due and proper execution of this Amendment by such party.

5.	NO MODIFICATION

This Amendment may not be modified or waived except in writing executed by all parties to this Amendment.

6.	SUCCESSORS AND ASSIGNS

The Shareholders Agreement as amended by this Amendment shall be binding upon the successors and assigns of the parties hereto.

7.	NOTICES

Any notice or other communication to be served, given, made or sent under or in relation to this Amendment shall be served, given, made or sent as specified in Section 23.1 of the Shareholders Agreement.

8.	GOVERNING LAW

This Amendment shall be governed by, and construed in accordance, with the laws of the State of Delaware without regard to conflicts of law principles, and the parties hereto agree to submit to jurisdiction of any court of law sitting in the State of Delaware.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

STATE STREET INTERNATIONAL HOLDINGS

By:	/s/ **
Name:	**
Title:	Authorized Signatory

SYNTEL DELAWARE, LLC

By:
Name:	Daniel Moore
Title:	Chief Administrative Officer

SYNTEL SOLUTIONS (MAURITIUS) LIMITED

By:
Name:	Daniel Moore
Title:	Chief Administrative Officer